Exhibit 99.1

NEWS RELEASE

Corporate Offices:

1328 Racine Street

Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson

(262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2021

SECOND QUARTER FINANCIAL RESULTS

● Challenging market conditions continue due to the global COVID-19 crisis
● Production begins at new Lufkin, TX manufacturing facility

●     Generated $3.5 million of operating cash flow for the three months ended December 25, 2020

●     Six-month backlog at December 25, 2020 was $74.9 million, up approximately 12% from June 30, 2020

RACINE, WISCONSIN — January 29, 2021 — Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2021 second quarter and first half ended December 25, 2020.

Sales for the fiscal 2021 second quarter were $48.4 million, compared to $59.5 million for the same period last year. The 18.6% decrease in fiscal 2021 second quarter net sales was primarily due to year-over-year softness in the Company’s oil and gas, industrial, and marine markets, and the continued impacts the COVID-19 crisis is having across Twin Disc’s global markets. Foreign currency exchange had a $2.1 million favorable impact on fiscal 2021 second quarter sales and a $3.6 million favorable impact on fiscal 2021 year-to-date sales. Year-to-date sales decreased 20.4% to $94.6 million, compared to $118.8 million for the fiscal 2020 first half.

John H. Batten, Chief Executive Officer, commented: “The COVID-19 crisis continued to impact many of our global markets during our second quarter. We remain focused on emerging from this challenging period as a stronger, leaner, and more diverse company. I am pleased to announce that we have started manufacturing industrial clutches in our new Lufkin, TX facility. Throughout the year, we will shift more production to Lufkin, which we believe will increase manufacturing efficiencies and enhance our long-term profitability. In addition, we have seen an acceleration in hybrid/electric inquiries for both marine and industrial applications, and are encouraged by the progress we are making in this important developing market space. Finally, we continue to focus on supporting our global customers, while investing in new power control technologies that we believe will enhance our competitive advantage in the coming years.”

“I am encouraged by the sequential and year-to-date improvements in our six-month backlog. At December 25, 2020, our six-month backlog was $74.9 million, compared to $69.4 million at September 25, 2020 and $66.6 million at June 30, 2020. While we expect challenging conditions to continue over the near term, we are seeing early indications of improving demand across many of our markets. Veth Propulsion, our Dutch operation, had its best incoming order month in over a year in December, and so far, we are seeing momentum continue during our fiscal 2021 third quarter. In addition, while the rebuild cycle in the North American fracking industry has taken longer to materialize, we continue to believe a repair and replacement cycle will occur in the next four quarters.”

“I am proud of how our team has responded to the unprecedented effects the COVID-19 pandemic has had on our business. I want to thank our customers for their support and our employees for their dedication during this challenging period. I remain confident in our ability to emerge from the crisis and create long-term value for our shareholders,” concluded Mr. Batten.

Gross profit percent for the fiscal 2021 second quarter was 19.6%, compared to 26.4% for the same period last year. The decline in gross profit percent for the fiscal 2021 second quarter was primarily due to reduced volume and a less profitable mix of revenues associated with reduced new rig construction and aftermarket demand in the North American fracking market and lower overall sales resulting from the economic uncertainty brought on by the COVID-19 pandemic. Year-to-date, gross margin was 20.9% compared to 21.3% for the fiscal 2020 first half.

For the fiscal 2021 second quarter, marketing, engineering and administrative (ME&A) expenses decreased $2.4 million to $14.0 million, compared to $16.4 million for the fiscal 2020 second quarter. The 14.9% decrease in ME&A expenses in the quarter was primarily due to reduced domestic salaries and benefits ($1.1 million), corporate travel ($0.5 million), marketing activities ($0.6 million), amortization expense ($0.5 million) and a global focus on cost containment. These reductions were partially offset by an exchange driven increase ($0.4 million). As a percent of revenues, ME&A expenses were 28.8% for the fiscal 2021 second quarter, higher than the 27.6% for the same period last fiscal year. Year-to-date, ME&A expenses were $27.0 million, compared to $32.8 million for the fiscal 2020 first half. As a percent of revenues, ME&A expenses were 28.5% for the fiscal 2021 first half, compared to 27.6% for the same period last fiscal year.

Twin Disc recorded restructuring charges of $0.1 million in the fiscal 2021 second quarter, compared to restructuring charges of $4.2 million in the same period last fiscal year. Restructuring activities during the fiscal 2021 second quarter related primarily to ongoing cost reduction and productivity actions at the Company’s European operations and actions to adjust the cost structure at our domestic operation. Year-to-date, the Company recorded restructuring charges of $0.5 million, compared to $4.4 million for the same period last fiscal year.

Other expense of $1.7 million in the quarter and $2.9 million for the first half was primarily attributable to translation losses related to Euro denominated liabilities.

The fiscal 2021 first half effective tax rate was 30.3% compared to just 4.3% in the prior fiscal year first half. The significant change from the prior year is largely due to the Global Intangible Low-Taxed Income (“GILTI”) provisions of the Tax Cuts and Jobs Act. As the GILTI regulations were not final in the prior year, the Company had a GILTI inclusion and no offsetting GILTI credits decreasing the rate by 18.6%. During the current year the Company was able to take advantage of the newly enacted high tax exception regulations which were passed on July 23, 2020. The company filed its federal tax return during the quarter utilizing the high tax exception and had no GILTI inclusion decreasing the rate by 9%.

Net loss attributable to Twin Disc for the fiscal 2021 second quarter was $(4.3 million) or ($0.33) per share, compared to a net loss attributable to Twin Disc of $(6.5 million) or ($0.49) per share, for the fiscal 2020 second quarter. Year-to-date, the net loss attributable to Twin Disc was $(8.3 million), or ($0.63) per share, compared to a net loss attributable to Twin Disc of $(12.8 million), or ($0.98) per share for the fiscal 2020 first half.

Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA)* were a loss of $(3.6 million) for the fiscal 2021 second quarter, compared to a loss of $(2.0 million) for the fiscal 2020 second quarter. For the fiscal 2021 first half, EBITDA was a loss of $(5.2 million), compared to a loss of $(6.6 million) for the fiscal 2020 comparable period. With the second quarter EBITDA result, the Company fell out of compliance with the cumulative EBITDA covenant under the Company’s credit facility. On January 27, 2021, the Company and BMO Harris Bank entered into a forbearance agreement and amendment under which BMO has agreed to forbear from exercising its right and remedies under the credit agreement with respect to the noncompliance with the cumulative EBITDA covenant through the forbearance period, which extends through September 30, 2021. Further details on this agreement are described in the 8K filed on January 29, 2021.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary, stated: “During the COVID-19 crisis we have focused on controlling expenses, generating positive operating cash flow, and strengthening our balance sheet. ME&A expenses as a percent of revenue remains stable, operating cash flow has increased $2.7 million year-over-year, and net debt has declined 6.2% since June 30, 2020. We continue to control expenses and investments, and currently expect to invest $5 million to $7 million in capital expenditures during fiscal 2021.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on January 29, 2021. To participate in the conference call, please dial 800-239-9838 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. January 29, 2021, until midnight February 5, 2021. The number to hear the teleconference replay is 844-512-2921. The access code for the replay is 9287075.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com and follow the instructions at the web cast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers, and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches, and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government, and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above-mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (In thousands, except per-share data; unaudited)

	For the Quarter Ended		For the Two Quarters Ended
	December 25, 2020	December 27, 2019	December 25, 2020	December 27, 2019
Net sales	$48,438	$59,536	$94,581	$118,826
Cost of goods sold	38,953	43,825	74,819	93,479
Gross profit	9,485	15,711	19,762	25,347

Marketing, engineering and administrative expenses	13,973	16,413	26,996	32,759
Restructuring expenses	120	4,248	525	4,369
Loss from operations	(4,608)	(4,950)	(7,759)	(11,781)

Interest expense	590	447	1,163	836
Other expense, net	1,719	29	2,862	720

Loss before income taxes and noncontrolling interest	(6,917)	(5,426)	(11,784)	(13,337)
Income tax (benefit) expense	(2,637)	1,040	(3,567)	(578)

Net loss	(4,280)	(6,466)	(8,217)	(12,759)
Less: Net earnings attributable to noncontrolling interest, net of tax	(33)	(50)	(75)	(68)
Net loss attributable to Twin Disc	$(4,313)	$(6,516)	$(8,292)	$(12,827)

Loss per share data:
Basic loss per share attributable to Twin Disc common shareholders	$(0.33)	$(0.49)	$(0.63)	$(0.98)
Diluted loss per share attributable to Twin Disc common shareholders	$(0.33)	$(0.49)	$(0.63)	$(0.98)

Weighted average shares outstanding data:
Basic	13,255	13,164	13,227	13,135
Diluted	13,255	13,164	13,227	13,135

Comprehensive income (loss):
Net loss	$(4,280)	$(6,466)	$(8,217)	$(12,759)
Benefit plan adjustments, net of taxes of $177, $169, $353, and $338, respectively	555	548	1,108	1,105
Foreign currency translation adjustment	4,899	1,647	8,511	(1,349)
Unrealized gain (loss) on cash flow hedge, net of income taxes of $32, ($45), $55, and $(1), respectively	104	146	179	3
Comprehensive income (loss)	1,278	(4,125)	1,581	(13,000)
Less: Comprehensive income attributable to noncontrolling interest	(45)	(50)	(99)	(86)

Comprehensive income (loss) attributable to Twin Disc	$1,233	$(4,175)	$1,482	$(13,086)

Reconciliation of Consolidated net LOSS to EBITDA

(In thousands; unaudited)

	For the Quarter Ended		For the two Quarters Ended
	December 25, 2020	December 27, 2019	December 25, 2020	December 27, 2019
Net loss attributable to Twin Disc	$(4,313)	$(6,516)	$(8,292)	$(12,827)
Interest expense	590	447	1,163	836
Income taxes	(2,637)	1,040	(3,567)	(578)
Depreciation and amortization	2,765	3,000	5,523	5,926
Earnings (loss) before interest, taxes, depreciation and amortization	$(3,595)	$(2,029)	$(5,173)	$(6,643)

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; except share amounts, unaudited)

	December 25,	June 30,
	2020	2020
ASSETS
Current assets:
Cash	$11,838	$10,688
Trade accounts receivable, net	31,893	30,682
Inventories	122,161	120,607
Prepaid expenses	4,206	5,269
Other	5,096	6,739

Total current assets	175,194	173,985

Property, plant and equipment, net	78,187	72,732
Intangible assets, net	18,856	18,973
Deferred income taxes	30,924	24,445
Other assets	3,422	3,992

TOTAL ASSETS	$306,583	$294,127

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$5,569	$4,691
Accounts payable	26,615	25,663
Accrued liabilities	42,924	36,380

Total current liabilities	75,108	66,734

Long-term debt	36,195	37,896
Lease obligations	18,099	13,495
Accrued retirement benefits	27,156	27,938
Deferred income taxes	5,564	5,501
Other long-term liabilities	2,066	2,605

Total liabilities	164,188	154,169

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; issued: 14,632,802; no par value	39,918	42,756
Retained earnings	148,363	156,655
Accumulated other comprehensive loss	(31,452)	(41,226)
	156,829	158,185
Less treasury stock, at cost (985,426 and 1,226,809 shares, respectively)	15,102	18,796

Total Twin Disc shareholders' equity	141,727	139,389

Noncontrolling interest	668	569
Total equity	142,395	139,958

TOTAL LIABILITIES AND EQUITY	$306,583	$294,127

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands; unaudited)

	For the Two Quarters Ended
	December 25, 2020	December 27, 2019

Cash flows from operating activities:
Net loss	$(8,217)	$(12,759)
Adjustments to reconcile net loss to net cash provided by operating activities, net of acquired assets:
Depreciation and amortization	5,523	5,926
Restructuring expenses	22	3,844
Provision for deferred income taxes	(7,122)	(3,901)
Stock compensation expense and other non-cash charges, net	1,317	774
Net change in operating assets and liabilities	11,254	6,232

Net cash provided by operating activities	2,777	116

Cash flows from investing activities:
Acquisition of fixed assets	(2,788)	(6,860)
Proceeds from sale of fixed assets	48	55
Proceeds from sale of Mill Log	600	-
Other, net	(17)	(129)

Net cash used by investing activities	(2,157)	(6,934)

Cash flows from financing activities:
Borrowings under revolving loan agreement	34,241	58,993
Repayments of revolver loans	(36,276)	(48,130)
Repayments of long-term debt	(261)	(603)
Payments of withholding taxes on stock compensation	(224)	(913)
Dividends paid to noncontrolling interest	-	(127)

Net cash (used) provided by financing activities	(2,520)	9,220

Effect of exchange rate changes on cash	3,050	72

Net change in cash	1,150	2,474

Cash:
Beginning of period	10,688	12,362

End of period	$11,838	$14,836

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